STATE of DELAWARE CERTIFICATE of TRUST

           This Certificate of Trust, executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 DEL. C.SS.3801 et seq.) (the “Act”), sets forth the following:

FIRST:

The name of the trust is Bluerock Total Alternatives Real Estate Fund (the “Trust”).

SECOND:

The address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

THIRD:

The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss.80a-1 et seq.).

FOURTH:

This Certificate of Trust is effective upon filing.

           In witness whereof, the undersigned, being the sole trustee of Bluerock Total Alternatives Real Estate Fund, has duly executed this Certificate of Trust as of the 25th day of May, 2012.

/s/James Ash

                                                                        James Ash, Sole Trustee